Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S 3 (File No. 333 184095 and 333 201420) and Form S 8 (File No. 333 197096) of Agree Realty Corporation of our report dated March 8, 2013 (March 6, 2015, as to the effects of discontinued operations discussed in Note 9), relating to the consolidated financial statements, which appears on page F 4 of this annual report on Form 10 K for the year ended December 31, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Chicago, Illinois

March 6, 2015